Exhibit 99.1
News From Quest Diagnostics
Quest Diagnostics Contacts:
Dan Haemmerle (Investors): 973-520-2900
Wendy Bost (Media): 973-520-2800

Quest Diagnostics Adds Timothy L. Main to Board of Directors

MADISON, N.J., January 13, 2014 - Quest Diagnostics (NYSE:DGX), the world's leading provider of diagnostic information services, today announced that its Board of Directors has elected Timothy L. Main to serve as a director, effective immediately. Including Mr. Main, the Board has 10 members.

(Photo of Timothy L. Main: http://photos.prnewswire.com/prnh/20140113/NY45552)
(Logo: http://photos.prnewswire.com/prnh/20130717/NY48934LOGO)

Tim Main currently serves as Chairman of the Board of Directors for Jabil Circuit, Inc. (NYSE: JBL), an electronic product solutions company providing comprehensive electronics design, manufacturing and management services to global electronics and technology companies. Mr. Main joined Jabil in April 1987 and served in a number of operations and business development roles before being appointed Chief Executive Officer in September 2000, a role he held until 2013. As CEO, Mr. Main led Jabil’s growth strategy, increasing annual revenues nearly fivefold to reach $17 billion in 2012, and expanding in Asia and other emerging markets.

“Tim has an exceptional record of generating business growth and shareholder value in a competitive, complex global market,” said Steve Rusckowski, President and CEO, Quest Diagnostics. “This experience, coupled with his deep understanding of operations and supply chain management, will enable him to share a fresh, compelling perspective on Quest as we execute our strategy to restore growth, drive operational excellence and deliver disciplined capital deployment.”

Daniel C. Stanzione, Ph.D., Chairman of the Board of Directors of Quest Diagnostics, added: “As the chairman and former CEO of a large multinational with an operations-intensive business, Tim Main brings expertise in strategy, operations, and corporate governance that will be helpful to our company. We are pleased to welcome him to the Quest Board.”

Mr. Main earned a B.S. degree from Michigan State University and Master of International Management degree from the American Graduate School of International Management (Thunderbird).

About Quest Diagnostics
Quest Diagnostics is the world's leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic information services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com. Follow us at Facebook.com/QuestDiagnostics and Twitter.com/QuestDX.

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